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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 6, 1998


                          Community Care Services, Inc.
             (Exact name of registrant as specified in its charter)



          New York                       333-1700                13-3677548
(State or other jurisdiction       (Commission File No.)       (IRS Employer
      of incorporation)                                      Identification No.)

18 Sargent Place, Mount Vernon, New York                           10550
(Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code (914) 665-9050

                                       N/A
          (Former name or former address, if changed since last report)

Item 1.  Changes in Control of Registrant.

         At the annual meeting of shareholders of Community Care Services, Inc. (the "Company") held on April 8, 1999 (the "Shareholders Meeting"), a slate of nominees for election as Directors proposed by LTTR Home Care, LLC, a New York limited liability company ("LTTR"), comprised of Alan J. Landauer, Thomas C. Blum and Gary J. Spirgel, were elected to the Company's Board of Directors. Dean
L. Sloane and Louis Rocco, incumbent Directors, were re-elected. At a meeting of the Board of Directors immediately held immediately after the annual meeting of shareholders, Mr. Landauer was elected Chairman of the Board of the Company.
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         LTTR and Mr. Landauer filed a Schedule 13D on February 12, 1999 (the
"13D") to report LTTR's acquisition of 2,126,250 shares of the Company's common stock (the "Sheinwald Stock") from Alan T. Sheinwald ("Sheinwald"), constituting 29.68% of the issued and outstanding stock of the Company. Mr. Landauer, who is the sole member and Managing Director of LTTR, reported beneficial ownership of 2,138,250 shares, constituting 29.85% of the issued and outstanding stock of the Company, including 12,000 shares he owned of record personally. The purchase price for the Sheinwald Stock was $1,500,000, subject to adjustment. According to the 13D, an initial payment of $600,000 of the purchase price was paid with funds from a 90 day term loan with the Union State Bank located in Orangeburg, New York, with interest payable at the prime rate as reported in the Wall Street Journal. The loan is secured by other assets owned by Mr. Landauer. It was also reported in the 13D that other affiliates of LTTR have adequate resources to pay the loan as it becomes due or to refinance the loan, and have guaranteed LTTR's obligations to pay the balance of the purchase price to Sheinwald. Sheinwald granted Mr. Landauer an irrevocable proxy to vote the Sheinwald Shares, including at the annual meeting of shareholders of the Company, until the record ownership of the Sheinwald Shares transferred to LTTR and at all meetings of the Company's shareholders having a record date set prior to such transfer.

         Mr. Landauer personally acquired 12,000 shares of the Company's common stock in open market purchases that were paid for with personal funds.

         Mr. Landauer filed an amended Schedule 13D on March 18, 1999 reporting his purchase of an additional 50,000 shares of the Company's common stock from Alan Goldfeder for a purchase price of $50,000, the source of which was personal funds, thereby increasing the number of shares beneficially owned by him to 2,188,250. Mr. Landauer also reported the execution of a Shareholders Agreement among himself, Donald Fargnoli, Alan Goldfeder, Louis Rocco, Saverio Burdi and Wade Wilson (the "Shareholders") dated as of March 12, 1999 pursuant to which each of the Shareholders agreed to (i) vote his shares in accordance with decisions of Mr. Landauer with respect to the election and removal of directors of the Company and (ii) grant an irrevocable proxy to Mr. Landauer to secure such undertaking. Each of the Shareholders granted an irrevocable proxy to Mr. Landauer to vote all shares of Common Stock owned by such Shareholder at any annual or special meeting of shareholders of the Company at which a proposal to elect or remove one or more directors of the Company is presented or at any adjournment thereof. In addition, pursuant to the Shareholders Agreement, the Shareholders agreed that they would cause the Company to have a board of directors consisting of five (5) directors, at least three (3) of whom shall be persons selected by Mr. Landauer. Mr. Landauer reported that the proxies delivered to him by Messrs. Fargnoli, Goldfeder, Rocco, Burdi and Wilson increased the number of shares of the Company to which he had voting rights by 865,549 to 3,053,799 shares, constituting 42.63% of the issued and outstanding common stock. The Shareholders Agreement expires on March 12, 2000, or, with respect to each individual Shareholder, at such earlier time as he ceases to be a shareholder of the Company.

         On March 12, 1999, Mr. Landauer sent a letter to the Chairman of the Board of the Company giving notice of his intention to nominate three individuals for election to the Board of Directors of the Company at the annual meeting of shareholders, which was scheduled for March
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23, 1999. Mr. Landauer stated in the letter that when taking into consideration the proxies or other commitments to vote of several other shareholders of the Company, he believed he had sufficient votes to elect his nominees to the Board of Directors of the Company.

Item 5.  Other Events

         The Company executed a non-binding letter of intent, effective April 6, 1999, with LTTR, under which LTTR, or one of its affiliates, will acquire the Company by way of merger (the "Merger"). Under the terms of the letter of intent, each shareholder of the Company would receive $1.20 per share in cash from LTTR. The consummation of the proposed transaction is subject to the negotiation and execution of definitive agreements and approval of the Company's shareholders. The Company intends to solicit shareholder approval for the acquisition as soon as is practicable, and expects a closing of the transaction to occur by the end of the second quarter of 1999.

         The Company has granted to LTTR the exclusive right to negotiate for the acquisition of the Company through at least May 18, 1999 and thereafter until either party delivers written notice that negotiations toward a definitive agreement have terminated. Furthermore, once a definitive agreement is signed, the Company would be required to pay a break up fee if it fails to complete the transaction for any reason, other than failure to obtain shareholder approval.

         Upon the execution of a definitive agreement for the Merger, Dean L. Sloane, a director of the Company, Craig V. Sloane, a former director of the Company, and certain of Dean L. Sloane's affiliates would enter into an agreement with the Buyer pursuant to which each of them would agree to vote all of the Company's shares owned by them in favor of the Merger and would grant the Buyer irrevocable proxies for a period of six months from the date of the execution of a definitive agreement on the Merger for the purpose of voting their shares at any meeting of shareholders or in response to any solicitation of proxies regarding the Merger or any other proposed transaction.

         In connection with the Merger, Dean L. Sloane and Craig V. Sloane would each enter into a three year consulting agreement, including a covenant not to compete, for payments of $110,000 per year and $26,000 per year, respectively. These obligations would accelerate upon a change in control of the Buyer and be guaranteed by Alan J. Landauer.
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               Community Care Services, Inc
                                           -------------------------------------
                                                        (Registrant)


Date: April 20, 1999

                                                    /s/ Elia C. Guarneri
                                           -------------------------------------
                                                      Elia C. Guarneri
                                           Chief Financial Officer and Principal
                                               Financial & Accounting Officer